Westwood Holdings Group, Inc. Reports Third Quarter 2016 Results
Assets Under Management of $21.3 Billion; Assets Under Advisement Increase to $1.1 Billion
Quarterly Dividend Increased 9%, Representing the 14th Consecutive Year of Increases

Dallas, TX, October 26, 2016 – Westwood Holdings Group, Inc. (NYSE: WHG) today reported third quarter 2016 revenues of $31.8 million compared to revenues of $32.5 million in the third quarter of 2015. Asset-based advisory fees decreased $1.5 million due to lower average assets under management ("AUM") as a result of net outflows, partially offset by market appreciation, over the last twelve months. While average AUM was lower in the current year quarter, end of period AUM grew 4% to $21.3 billion at September 30, 2016 compared to $20.4 billion at September 30, 2015. Additionally, assets under advisement ("AUA") totaled $1.1 billion at September 30, 2016, including approximately $800 million related to the Aviva Investors Global Convertibles Fund, a Luxembourg-domiciled long-only convertibles fund, for which Westwood was appointed as subadvisor in September 2016.

Third quarter net income totaled $5.9 million compared with $7.0 million in the third quarter of 2015, primarily due to the decrease in asset-based advisory fees noted above. Diluted earnings per share of $0.72 compared to $0.87 for the third quarter of 2015. Non-GAAP Economic Earnings for the quarter of $10.6 million compared with $12.4 million in the prior year's third quarter. Non-GAAP Economic Earnings per share ("Economic EPS") of $1.30 compared with $1.55 in the third quarter of 2015.

Highlights from the third quarter 2016 include:

•	Continued strong performance of our Emerging Markets and Multi-Asset strategies.

•	Appointed to sub-advise approximately $800 million in the Aviva Investors Global Convertibles Fund.

•
Authorized an additional $5 million of repurchases of our outstanding common stock under our share repurchase program, bringing total authorized repurchases up to $15 million ($9.4 million available for repurchases at September 30, 2016).

•	Repurchased 24,199 shares of our common stock at an aggregate purchase price of $1.2 million.

Brian Casey, Westwood’s President & CEO, commented, "We believe that many of the decisions we have made in recent years allow us to look forward to the future with confidence. We have increased our dividend for the 14th consecutive year, remain debt free and continue to generate strong cash flows. We are committed to further expand and diversify our global client base and were pleased to be appointed as a sub-advisor to the Aviva Global Convertibles Fund, which extends our long-term strategic partnership with Aviva Investors in the global convertibles asset class space. Approximately $800 million in assets under advisement will transition to assets under management upon approval by the Luxembourg fund regulator."

Westwood’s Board of Directors declared a quarterly cash dividend of $0.62 per common share, an increase of 9% from the previous quarterly dividend rate, payable on January 3, 2017 to stockholders of record on December 9, 2016. At quarter-end, Westwood had $80.5 million in cash and investments, stockholders’ equity of $140.9 million, and no debt.

Economic Earnings and Economic EPS are non-GAAP performance measures and are explained and reconciled with the most comparable GAAP numbers in the attached tables.

Westwood will host a conference call to discuss third quarter 2016 results and other business matters at 4:30 p.m. Eastern time today. To join the conference call, dial 877-303-6235 (domestic and Canada) or 631-291-4837 (international). The conference call can also be accessed via our Investor Relations page at westwoodgroup.com and will be available for replay through November 2, 2016 by dialing 855-859-2056 (domestic and Canada) or 404-537-3406 (international) and then entering the passcode 76961886.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries. With $21.3 billion in assets under management*, our firm offers a range of investment strategies including U.S. equities, Master Limited Partnerships (MLPs), Multi-Asset, Global and Emerging Markets equities, and Global Convertible securities portfolios. Access to our strategies is available through separate accounts, commingled funds, the Westwood Funds® family of mutual funds, and UCITS funds. Westwood benefits from significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” Based in Dallas, Texas, Westwood also maintains offices in Toronto, Boston, Omaha and Houston.

For more information on Westwood, please visit www.westwoodgroup.com.

For more information on the Westwood Funds®, please visit www.westwoodfunds.com.

*As of September 30, 2016

Forward-looking Statements

Statements in this press release that are not purely historical facts, including, without limitation, statements about our expected future financial position, results of operations or cash flows, as well as other statements including without limitation, words such as “anticipate,” “forecast,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “may,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: regulations adversely affecting the financial services industry; the composition and market value of our assets under management; competition in the investment management industry; our investments in foreign companies; our ability to develop and market new investment strategies successfully; our ability to pursue and properly integrate acquired businesses; litigation risks; our ability to retain qualified personnel; our relationships with current and potential customers; our ability to properly address conflicts of interest; our ability to maintain adequate insurance coverage; our ability to maintain effective information systems; our ability to maintain effective cyber security; our ability to maintain an effective system of internal controls; our ability to maintain our fee structure in light of competitive fee pressures; our relationships with investment consulting firms; the significant concentration of our revenues in a small number of customers; and the other risks detailed from time to time in Westwood’s Securities and Exchange Commission filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2015 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

# # # #

SOURCE: Westwood Holdings Group, Inc.

(WHG-G)
CONTACT:
Westwood Holdings Group, Inc.
Tiffany B. Kice
Chief Financial Officer and Treasurer
(214) 756-6900

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share and share amounts)
(unaudited)

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
REVENUES:
Advisory fees:
Asset-based	$23,447	$22,666	$24,940
Performance-based	226	409	—
Trust fees	7,690	7,643	7,973
Other, net	414	305	(462)
Total revenues	31,777	31,023	32,451

EXPENSES:
Employee compensation and benefits	$15,637	$15,108	$15,686
Sales and marketing	408	687	419
Westwood mutual funds	755	831	865
Information technology	1,874	2,201	1,626
Professional services	1,903	1,158	1,178
General and administrative	2,147	2,526	2,175
Total expenses	22,724	22,511	21,949
Income before income taxes	9,053	8,512	10,502
Provision for income taxes	3,166	2,851	3,489
Net income	$5,887	$5,661	$7,013
Other comprehensive income (loss):
Foreign currency translation adjustments	(453)	157	(1,386)
Total comprehensive income	$5,434	$5,818	$5,627

Earnings per share:
Basic	$0.74	$0.71	$0.90
Diluted	$0.72	$0.69	$0.87

Weighted average shares outstanding:
Basic	7,995,680	8,000,214	7,808,239
Diluted	8,179,956	8,172,923	8,037,080

Economic Earnings	$10,615	$10,387	$12,434
Economic EPS	$1.30	$1.27	$1.55

Dividends declared per share	$0.57	$0.57	$0.50

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share and share amounts)
(unaudited)

	Nine Months Ended September 30,
	2016	2015
REVENUES:
Advisory fees:
Asset-based	$67,928	$76,327
Performance-based	635	2,206
Trust fees	22,798	21,044
Other, net	568	(207)
Total revenues	91,929	99,370

EXPENSES:
Employee compensation and benefits	$47,239	$47,507
Sales and marketing	1,423	1,310
Westwood mutual funds	2,282	2,593
Information technology	6,039	4,085
Professional services	4,707	4,281
General and administrative	7,028	5,962
Total expenses	68,718	65,738
Income before income taxes	23,211	33,632
Provision for income taxes	8,141	11,214
Net income	$15,070	$22,418
Other comprehensive income (loss):
Foreign currency translation adjustments	1,007	(2,541)
Total comprehensive income	$16,077	$19,877

Earnings per share:
Basic	$1.89	$2.90
Diluted	$1.84	$2.78

Weighted average shares outstanding:
Basic	7,952,938	7,737,608
Diluted	8,212,468	8,076,055

Economic Earnings	$29,094	$36,201
Economic EPS	$3.54	$4.48

Dividends declared per share	$1.71	$1.50

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value and share amounts)
(unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$30,692	$22,740
Accounts receivable	22,810	19,618
Investments, at fair value	49,849	72,320
Other current assets	2,355	2,926
Total current assets	105,706	117,604
Goodwill	27,144	27,144
Deferred income taxes	10,950	11,042
Intangible assets, net	21,884	23,354
Property and equipment, net of accumulated depreciation of $4,365 and $3,687	4,014	2,192
Total assets	$169,698	$181,336

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$3,498	$3,549
Dividends payable	6,146	5,749
Compensation and benefits payable	13,357	20,264
Contingent consideration	—	9,023
Income taxes payable	2,482	6,268
Total current liabilities	25,483	44,853
Accrued dividends	1,536	1,699
Deferred rent	1,827	817
Total liabilities	28,846	47,369

Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 9,830,612 and outstanding 8,830,021 shares at September 30, 2016; issued 9,425,309 and outstanding 8,630,687 shares at December 31, 2015	99	94
Additional paid-in capital	159,615	143,797
Treasury stock, at cost - 1,000,591 shares at September 30, 2016; 794,622 shares at December 31, 2015	(44,863)	(34,910)
Accumulated other comprehensive loss	(3,681)	(4,688)
Retained earnings	29,682	29,674
Total stockholders’ equity	140,852	133,967
Total liabilities and stockholders’ equity	$169,698	$181,336

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,070	$22,418
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	732	606
Amortization of intangible assets	1,470	951
Unrealized losses (gains) on trading investments	(676)	484
Stock based compensation expense	12,164	12,560
Deferred income taxes	114	(1,923)
Excess tax benefits from stock based compensation	(165)	(1,432)
Net sales (purchases) of investments – trading securities	23,147	22,679
Other non-cash, net	275	(3)
Changes in operating assets and liabilities:
Accounts receivable	(2,711)	(5,332)
Other current assets	900	236
Accounts payable and accrued liabilities	(82)	537
Compensation and benefits payable	(6,758)	(2,052)
Income taxes payable	(4,637)	1,899
Other liabilities	154	(28)
Net cash provided by operating activities	38,997	51,600
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,680)	(704)
Acquisition of Woodway, net of cash acquired	—	(24,133)
Net cash used in investing activities	(1,680)	(24,837)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(5,629)	—
Purchase of treasury stock under employee stock plans	(614)	(1,327)
Restricted stock returned for payment of taxes	(3,710)	(5,621)
Excess tax benefits from stock based compensation	165	1,432
Payment of contingent consideration in acquisition	(5,562)	—
Cash dividends	(14,827)	(13,065)
Net cash used in financing activities	(30,177)	(18,581)
Effect of currency rate changes on cash	812	(2,430)
NET INCREASE IN CASH AND CASH EQUIVALENTS	7,952	5,752
Cash and cash equivalents, beginning of period	22,740	18,131
Cash and cash equivalents, end of period	$30,692	$23,883

Supplemental cash flow information:
Cash paid during the period for income taxes	$12,632	$11,664
Common stock issued for acquisition	$3,734	$5,292
Non-cash accrued contingent consideration	$—	$9,102
Accrued dividends	$7,682	$6,452
Tenant allowance included in Property and equipment	$1,128	$—

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
Reconciliation of Net Income to Economic Earnings
(in thousands, except per share and share amounts)
(unaudited)

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Net Income	$5,887	$5,661	$7,013
Add: Stock based compensation expense	4,082	4,080	4,865
Add: Intangible amortization	490	490	400
Add: Tax benefit from goodwill amortization	156	156	156
Economic Earnings	$10,615	$10,387	$12,434

Diluted weighted average shares	8,179,956	8,172,923	8,037,080
Economic EPS	$1.30	$1.27	$1.55

	Nine Months Ended September 30,
	2016	2015
Net Income	$15,070	$22,418
Add: Stock based compensation expense	12,164	12,560
Add: Intangible amortization	1,470	951
Add: Tax benefit from goodwill amortization	390	272
Economic Earnings	$29,094	$36,201

Diluted weighted average shares	8,212,468	8,076,055
Economic EPS	$3.54	$4.48

As supplemental information, we are providing non-GAAP performance measures that we refer to as Economic Earnings and Economic Earnings per share ("Economic EPS"). We provide these measures in addition to, not as a substitute for, net income and earnings per share, which are reported on a GAAP basis. Management reviews Economic Earnings and Economic EPS to evaluate Westwood’s ongoing performance, allocate resources and review the dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income or earnings per share, are useful for management and investors when evaluating Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without also considering financial information prepared in accordance with GAAP.

We define Economic Earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating Economic Earnings because depreciation charges represent an allocation of the decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust Economic Earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Economic EPS represents Economic Earnings divided by diluted weighted average shares outstanding.